BLACKROCK CAPITAL INVESTMENT CORPORATION
40 EAST 52ND STREET
NEW YORK, NEW YORK 10022

April 12, 2022

Dear Fellow Stockholder:
We are writing to remind you that the 2022 Special Meeting of Stockholders (the “Special Meeting”) of BlackRock Capital Investment Corporation (the “Company”) will be held on Tuesday, May 3, 2022.
Our records indicate that as of March 4, 2022, the “Record Date” for the Special Meeting, you held shares of the Company and, therefore, you are entitled to vote on the matter described in the Company’s Definitive Proxy Statement for the Special Meeting (the “Proxy Statement”) and set forth on the green proxy card attached thereto, which were mailed to you on or about March 16, 2022. Our records indicate that we have not yet received your vote.
REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.
In particular, the Company’s Board of Directors, including the Independent Directors, recommends that you vote your shares in favor of the proposal described in the Proxy Statement and set forth on the proxy card. Voting promptly may help reduce solicitation costs and will eliminate your receiving follow up phone calls or mailings.
As the date of the Special Meeting approaches, if we have not received your proxy you may receive a phone call from a representative of Georgeson LLC, the Company’s proxy solicitor, reminding you to exercise your right to vote.
Thank you in advance for your participation and your consideration in this extremely important matter.
Sincerely,
James E. Keenan
Interim Chief Executive Officer